CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 2, 1998 accompanying the financial statements included in the Annual report of ModaCAD, Inc. on Form 10-KSB for the year ended December 31, 1997. We hereby consent to the incorporation by reference of said report in the Registration Statements of ModaCAD, Inc. on Forms S-8 (#333-35987, dated September 19, 1997), S-3 (#333-26349, dated
June 18, 1997). S-3 (#333-26691, dated June 18, 1997) and S-8 (#333-21775, dated February 14, 1997).



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Los Angeles, California
March 18, 1998